ONE HORIZON GROUP, INC.
34 South Molton Street
London W1K 5RG, United Kingdom
June 20, 2018

First Choice International Company, Inc.
7957 N. University Drive
Parkland, Florida 33067
Attention: Mark Peikin, Chief Executive Officer

Dear Mark:

Reference is made to the warrants we granted First Choice International Company, Inc. ("First Choice") to purchase 900,000 shares (the "D Warrants") and 950,000 shares (the "E Warrants"), respectively, of our common stock, pursuant to the Mergers and Acquisitions Agreement dated as of December 13, 2017. The D Warrants have an exercise price of $0.95 per share and are exercisable during the period commencing October 1, 2018 and ending October 31, 2018 and the E Warrants have an exercise price of $1.05 per share and are exercisable during the period commencing January 1, 2019 and ending February 28, 2019.

As an inducement to the early exercise of the D Warrants and the E Warrants (together, the "Warrants"), we have agreed to amend the Warrants to reduce the exercise price to $0.20 per share and accelerate the period during which they may be exercised to the period commencing on the date hereof and ending on June 30, 2018, after which they will expire to the extent not then exercised.

If the foregoing sets forth the agreement between us, please so signify by countersigning a copy of this letter in the space below provided for your signature and returning the same to me whereupon it shall become a binding agreement between us and constitute an amendment to the Warrants.

Very truly,

Martin Ward
Chief Financial Officer

Accepted and agreed to as of the date set forth above.

First Choice International Company, Inc.

By:____________________
Mark Peikin, CEO